Exhibit 99.1
News Release
Contact: Glen L. Stiteley, Chief Financial Officer
   (815) 725-1885
Source:   First Community Financial Partners, Inc.

First Community Financial Partners, Inc. Announces First Quarter 2015 Financial Results
Strong Results Reflect Asset, Loan and Deposit Growth, and Improved Asset Quality
JOLIET, IL, April 22, 2015 -- First Community Financial Partners, Inc. (OTCQB:FCMP) (“First Community”or the “Company”), the parent company of First Community Financial Bank (the “Bank”), today reported financial results for the three month period ended March 31, 2015.
Net income applicable to common shareholders for the three months ended March 31, 2015 was $1.6 million, or $0.09 per diluted share, compared with $361,000, or $0.02 per diluted share, for the three months ended March 31, 2014. Earnings in the first quarter of 2015 reflected year-over-year growth in net interest income, stable interest expense and no loan loss provision compared with a $2.0 million loan loss provision in the first quarter of 2014.
Roy C. Thygesen, Chief Executive Officer, commented, “Our first quarter earnings reflect the positive impact of First Community’s decisive actions taken in recent years to strengthen the Company’s balance sheet and capital position, cut expenses through bank charter consolidation, reduce non-performing loans, and prepare the Company for healthy growth. We are building the First Community franchise, expanding lending activities, and establishing commercial banking relationships, which have contributed to strong growth in low-cost core deposits. We are managing expenses prudently while continuing to invest in hiring experienced bankers and enhancing our operational and business capabilities.
“By establishing aggressive goals for quality growth, productivity and profitability, we believe our shareholder value appreciated considerably year-over-year. Our first quarter was a solid start to the year, and we anticipate that as we continue to execute our plan, we have a tremendous opportunity to continue building value for all our shareholders.”
First Quarter 2015 Highlights

•	Total shareholders’ equity at March 31, 2015 was $95.0 million, a 2.7% increase from $92.5 million at March 31, 2014, reflecting growth and a strengthened balance sheet.

•
Return on average assets (“ROAA”) improved to 0.69% in the first quarter of 2015 from 0.17% in the first quarter of 2014, while return on average equity (“ROAE”) rose sharply to 6.87% in the first quarter of 2015 compared with 1.56% in the first quarter of 2014.

•	Tangible book value per share rose to $5.59 from $5.22 a year earlier, and was up from $5.52 at December 31, 2014.

•	Pre-tax core net operating income, a non-GAAP measure, rose to $2.5 million in the first quarter of 2015 compared with $737,000 in the first quarter of 2014.

•
Net interest income before provision for loan losses increased to $7.2 million in first quarter 2015, up 5.9% compared with $6.8 million in first quarter 2014, reflecting higher interest income, higher returns generated by investments, and flat year-over-year total interest expense.

•	Total assets reached a Company-record $959.1 million at March 31, 2015.

•
Total loans increased 7.5% to $711.8 million at March 31, 2015 from $661.9 million at March 31, 2014, with year-over-year growth in all loan categories led by commercial real estate, commercial, and residential 1-4 family.

•
Total deposits were $801.1 million at March 31, 2015, up 9.4% from $729.4 million at March 31, 2014. Core demand deposits comprised 61.2% of total deposits in the first quarter of 2015 compared with 52.5% of total deposits in the first quarter of 2014. Noninterest bearing deposit accounts, an important source of lower-cost funding to support loan activity, increased to $167.7 million in the first quarter of 2015 from $115.7 million in the first quarter of 2014.

•	Asset quality measures improved dramatically, including a decline in the ratio of nonperforming assets to total assets to 0.92% from 2.24% a year earlier.

Income Statement Highlights
Net interest income was $7.2 million in the first quarter of 2015, compared to $6.8 million for the first quarter of 2014. The Company’s net interest margin was 3.23% in the first quarter of 2015, compared to 3.29% in the first quarter of 2014, while the net interest spread was 3.00% compared to 3.10% in the prior year’s first quarter.
Interest income on loans was $7.8 million for the quarter ended March 31, 2015, compared to $7.7 million for the quarter ended March 31, 2014, reflecting contributions from $49.9 million in loan growth, partially offset by newer loans being booked at lower average yields due to the ongoing low interest rate environment and competitive market conditions.
“Our primary focus has been on credit quality, and strong borrowers are able to obtain attractive pricing,” noted Mr. Thygesen. “Our continued focus to grow commercial demand deposit accounts as part of our client banking relationships has facilitated interest expense management on the deposit side, helping mitigate some of the margin pressure in loan pricing.”
Interest income on securities was $951,000 for the quarter ended March 31, 2015, compared to $675,000 for the quarter ended March 31, 2014. The increase in interest income on securities was the result of growth in the portfolio, along with improvement in the overall yield of the government sponsored enterprises and state and political subdivision portfolios.
Interest expense on deposits was $977,000 in the first quarter of 2015, compared to $1.1 million in the first quarter of 2014, which primarily reflected a decline in time deposits, that were replaced by growth in noninterest bearing deposits, along with an increase in lower cost NOW, money market and savings accounts.
Noninterest income was $445,000 in the first quarter of 2015, which included year-over-year growth in service charges on deposit accounts resulting from growth in noninterest bearing deposits that provide greater fee income, a $21,000 gain on securities sales, and mortgage fee income of $103,000, which rose 80.7% compared with a year earlier. Noninterest income in the first quarter of 2014 was $621,000, which included other income of $288,000 from an earnest deposit on loan sale that did not occur.
Noninterest expense was $5.2 million for the quarter ended March 31, 2015 compared to $4.7 million for the quarter ended March 31, 2014. Salaries and benefits were consistent year-over-year and lower occupancy expense reflected the purchase of the Channahon, Illinois branch in mid-2014. Expenses in the first quarter of 2014 included a reversal of $210,000 related to a reserve for a problem letter of credit.
Balance Sheet Highlights
Total assets were $959.1 million at March 31, 2015, up 10.2% from $870.1 million at March 31, 2014, and up 3.8% from $924.1 million at December 31, 2014.
Net loans (after allowance for loan losses) were $698.1 million at March 31, 2015, an 8.1% increase from $645.5 million at March 31, 2014, and a 3.4% increase from $675.3 million at December 31, 2014, reflecting balanced growth in all lending categories and a lower allowance for loan losses. Commercial real estate loans increased $19.4 million to $369.1 million year-over-year, and reflected a strong first quarter of 2015 in which the Company added $15.1 million in new commercial real estate loans. Construction and land development loans increased 27.0% year-over-year despite a decline of 0.8% in the first quarter of 2015 to $18.6 million, while commercial loans rose $11.1 million year-over-year, an increase of 2.8% to $176.3 million. Residential 1-4 family loans, which grew steadily throughout 2014, were $102.4 million at March 31, 2015, up 14.4% from $89.6 million at March 31, 2014, and up 1.6% from $100.8 million at December 31, 2014.
“The Company’s lending activity reflects our ongoing strategy to build a strong, diversified and risk-resistant loan portfolio across numerous sectors and within each category,” explained Mr. Thygesen. “Commercial real estate, our largest loan category, reflects contributions in a variety of sectors such as retail, industrial and warehouse, health care and office. Residential real estate lending, which completed its first full year of operation in 2014, further diversifies our loan mix and demonstrated significant traction throughout 2014 and in the first quarter of 2015.”

Year-over-year asset comparisons include growth of investment securities to $190.9 million at March 31, 2015, compared with $149.9 million at March 31, 2014 and $168.7 million at December 31, 2014. Strong gains in low-cost deposits facilitated some of the growth. Average duration of the Company’s investment portfolio remains modest at approximately four years.
Total deposits, which increased to $801.1 million in the first quarter of 2015, compared with $769.4 million at December 31, 2014, and $729.4 million at March 31, 2014, reflected the Company’s focus on growing core deposits from commercial business depositors. Approximately $48.5 million of the year-over-year growth, and $9.4 million in the first quarter has come from commercial noninterest bearing demand deposits. Noninterest bearing demand deposits increased 45.0% year-over-year and 5.9% in the first quarter of 2015, savings deposits increased 26.2% year-over-year and 9.6% in the first quarter, NOW accounts were relatively flat in both periods and money market accounts increased to $217.6 million at March 31, 2015 from $167.7 million at March 31, 2014 and $196.2 million at December 31, 2014. This growth has reduced First Community’s overall reliance on time deposits for funding its asset growth. Ongoing rebalancing of the Company’s deposit portfolio resulted in a decline in time deposits to $310.7 million at March 31, 2015 from $310.9 million at December 31, 2014 and $346.2 million at March 31, 2014.

Asset Quality and Performance Metrics
Total nonperforming assets declined by 54.9% to $8.8 million at March 31, 2015 from $19.5 million at March 31, 2014, and 7.4% from $9.5 million at December 31, 2014. The improvement reflected a decline in total nonperforming loans to $6.2 million from $15.3 million a year earlier, and from $7.0 million at December 31, 2014, while foreclosed assets were $2.6 million at March 31, 2015, down from $4.2 million at March 31, 2014 and up slightly from $2.5 million at December 31, 2014. Net charge-offs, which declined sharply beginning in the third quarter of 2014, were $127,000 in the first quarter of 2015, compared to $1.5 million in the first quarter of 2014.
The Company had no provision for loan losses in the first quarter of 2015 compared with $2.0 million in the first quarter of 2014, reflecting significantly improved asset quality. The Company’s allowance for loan losses to nonperforming loans was 221.83% at March 31, 2015, compared to 198.73% at December 31, 2014 and 107.12% at March 31, 2014.
The Bank was well capitalized according to applicable regulatory standards at March 31, 2015, with a Tier 1 leverage ratio of 9.70%, Tier 1 risk based ratio of 11.47%, a total risk-based capital ratio of 15.08%, and a common equity Tier 1 ratio of 11.47%. Measures of shareholder value, ROAA, ROAE, total shareholders’ equity and tangible book value per share all increased in the first quarter of 2015. First Community’s ratio of tangible common shareholder’s equity to tangible assets was 9.90% at March 31, 2015, compared to 9.96% at December 31, 2014 and 9.93% at March 31, 2014.
Mr. Thygesen concluded, “We are enthusiastic about First Community’s prospects and opportunities as we move forward in 2015 and beyond. Our primary goals for the year are to generate quality organic loan growth, build commercial client relationships that incorporate deposit and fee-based treasury services, and to maintain the asset quality that has enabled the Company to deliver accelerating earnings and increased shareholder value.”
About First Community Financial Partners, Inc.: First Community Financial Partners, Inc., headquartered in Joliet, Illinois, is a bank holding company whose common stock trades on the OTCQB marketplace (OTCQB:FCMP). First Community Financial Partners has one bank subsidiary, First Community Financial Bank. First Community Financial Bank, based in Plainfield, Illinois, is a wholly owned banking subsidiary of First Community Financial Partners, with locations in Joliet, Plainfield, Homer Glen, Channahon, Naperville and Burr Ridge, Illinois. The Bank is dedicated to its founding principles by being actively involved in the communities it serves and providing exceptional personal service delivered by experienced local professionals.

Special Note Concerning Forward-Looking Statements
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Any statements in this release other than statements of historical facts, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “estimate,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of First Community and its wholly owned bank subsidiary to realize the synergies from the merger of its non-wholly owned bank subsidiaries, as well as a number of other factors related to the businesses of First Community and its wholly owned bank subsidiary, including: risks associated with First Community’s possible pursuit of acquisitions; economic conditions in First Community’s, and its wholly owned bank subsidiary’s; service areas; system failures; losses of large customers; disruptions in relationships with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management personnel in the future; the impact of legislation and regulatory changes on the banking industry, including the implementation of the Basel III capital reforms; losses related to cyber-attacks; and liability and compliance costs regarding banking regulations. These and other risks and uncertainties are discussed in more detail in First Community’s filings with the Securities and Exchange Commission, including First Community’s Annual Report on Form 10-K filed on March 13, 2015.
Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to First Community, and its wholly owned bank subsidiary, or persons acting on behalf of each of them are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, First Community does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

FINANCIAL SUMMARY
	2015	2014
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans, including fees	$7,815	$8,332	$7,988	$8,086	$7,664
Securities	951	843	848	737	675
Federal funds sold and other	13	16	23	19	17
Total interest income	8,779	9,191	8,859	8,842	8,356
Interest expense:
Deposits	977	1,041	1,130	1,133	1,135
Federal funds purchased and other borrowed funds	14	17	16	17	17
Subordinated debt	603	546	432	432	432
Total interest expense	1,594	1,604	1,578	1,582	1,584
Net interest income	7,185	7,587	7,281	7,260	6,772
Provision for loan losses	—	333	—	667	1,999
Net interest income after provision for loan losses	7,185	7,254	7,281	6,593	4,773
Noninterest income:
Service charges on deposit accounts	183	184	210	152	131
Gain on sale of loans	—	6	—	28	5
Gain on sale of securities	21	466	407	38	—
Gain on foreclosed assets, net	—	—	—	—	19
Mortgage fee income	103	66	196	83	57
Other	138	139	153	544	409
	445	861	966	845	621
Noninterest expenses:
Salaries and employee benefits	2,884	2,739	2,812	2,785	2,854
Occupancy and equipment expense	492	542	543	577	612
Data processing	224	243	238	249	229
Professional fees	380	228	345	372	324
Advertising and business development	189	282	223	213	127
Losses on sale and writedowns of foreclosed assets, net	—	—	78	369	—
Foreclosed assets, net of rental income	72	30	55	55	80
Other expense	916	1,353	794	791	431
	5,157	5,417	5,088	5,411	4,657
Income before income taxes	2,473	2,698	3,159	2,027	737
Income taxes	867	800	1,149	557	231
Net income attributable to First Community Financial Partners	1,606	1,898	2,010	1,470	506
Dividends and accretion on preferred shares	—	(93)	(145)	(144)	(145)
Gain on redemption of preferred shares	—	5	—		—
Net income applicable to common shareholders	$1,606	$1,810	$1,865	$1,326	$361
Basic earnings per common share	$0.10	$0.11	$0.11	$0.08	$0.02
Diluted earnings per common share	$0.09	$0.11	$0.11	$0.08	$0.02

FINANCIAL SUMMARY

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Period-End Balance Sheet
(Dollars in thousands)
Assets
Mortgage loans held for sale	$1,729	$738	$—	$1,990	$—
Loans held for sale	—	—	—	—	2,539
Construction and land development	18,555	18,700	15,898	15,060	14,618
Farmland and agricultural production	8,869	9,350	9,393	7,659	7,557
Residential 1-4 family	102,432	100,773	100,716	95,284	89,566
Multifamily	26,015	24,426	24,496	23,873	25,077
Commercial real estate	369,113	353,973	353,456	345,981	349,686
Commercial	176,281	171,452	176,627	166,975	165,234
Consumer and other	10,570	10,519	8,558	9,558	10,160
Total loans	711,835	689,193	689,144	664,390	661,898
Allowance for credit losses	13,778	13,905	13,871	14,383	16,351
Net loans	698,057	675,288	675,273	650,007	645,547
Investment securities	190,909	170,054	157,094	168,072	149,902
Other earning assets	14,447	23,990	31,581	42,905	19,318
Other non-earning assets	53,997	54,005	53,943	59,154	52,752
Total Assets	$959,139	$924,075	$917,891	$922,128	$870,058

Liabilities and Shareholders' Equity
Noninterest bearing deposits	$167,733	$158,329	$140,252	$125,233	$115,704
Savings deposits	33,101	30,211	27,546	26,590	26,225
NOW accounts	71,983	73,755	75,383	73,141	73,540
Money market accounts	217,637	196,222	190,037	187,263	167,713
Time deposits	310,674	310,893	324,897	351,405	346,244
Total deposits	801,128	769,410	758,115	763,632	729,426
Total borrowings	57,953	58,662	59,832	50,209	45,110
Other liabilities	5,140	3,950	3,963	14,021	2,988
Shareholders’ equity - preferred	—	—	6,233	6,177	6,122
Shareholders’ equity - common	94,918	92,053	89,748	88,089	86,412
Total Liabilities and Shareholders’ Equity	$959,139	$924,075	$917,891	$922,128	$870,058

COMMON STOCK DATA

	2015	2014
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Market value (1):
End of period	$5.47	$5.20	$4.73	$4.30	$4.20
High	5.75	5.43	4.78	4.39	4.35
Low	5.14	4.60	4.30	4.00	3.90
Book value (end of period)	5.59	5.52	5.42	5.32	5.22
Tangible book value (end of period)	5.59	5.52	5.42	5.32	5.22
Average shares outstanding	16,768,908	16,563,405	16,549,096	16,548,399	16,398,348
Average diluted shares outstanding	16,958,466	16,800,247	16,770,189	16,740,390	16,642,021

(1) The prices shown are as reported on the OTCQB Marketplace.

INVESTMENT PORTFOLIO

(Dollars in thousands)	As of March 31, 2015
	Cost	Unrealized Gains	Unrealized Loss	Fair Value	Yield (%)	Duration (Years)

Investment Securities
Government sponsored enterprises	$30,852	$435	$—	$31,287	1.69%	2.93
Residential collateralized mortgage obligations	44,829	686	5	45,510	2.33%	3.00
Residential mortgage backed securities	37,509	448	48	37,909	2.04%	3.69
State and political subdivisions	73,460	1,548	172	74,836	2.41%	4.46
Total debt securities	186,650	3,117	225	189,542	2.20%	4.10
Federal Home Loan Bank stock	1,367	—	—	1,367	—%	—
Total Investment Securities	$188,017	$3,117	$225	$190,909	2.20%	4.10

(Dollars in thousands)	As of December 31, 2014
	Cost	Unrealized Gains	Unrealized Loss	Fair Value	Yield (%)	Duration (Years)

Investment Securities
Government sponsored enterprises	$30,904	$83	$36	$30,951	1.69%	2.80
Residential collateralized mortgage obligations	44,095	241	62	44,274	2.35%	2.71
Residential mortgage backed securities	27,208	137	128	27,217	2.26%	4.10
State and political subdivisions	65,240	1,096	91	66,245	2.48%	4.16
Total debt securities	167,447	1,557	317	168,687	2.27%	3.85
Federal Home Loan Bank stock	1,367	—	—	1,367	—%	—
Total Investment Securities	$168,814	$1,557	$317	$170,054	2.27%	3.85

ASSET QUALITY DATA
	2015	2014
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
(Dollars in thousands)
Loans identified as nonperforming	$6,211	$6,947	$9,065	8,025	$14,948
Other nonperforming loans	—	50	—	461	316
Total nonperforming loans	6,211	6,997	9,065	8,486	15,264
Foreclosed assets	2,550	2,530	3,489	3,928	4,201
Total nonperforming assets	$8,761	$9,527	$12,554	$12,414	$19,465

Net chargeoffs	$127	$300	$512	$2,635	$1,468
Allowance for loan losses losses	13,778	13,905	13,871	14,383	16,351
Nonperforming assets to total assets	0.91%	1.03%	1.37%	1.35%	2.24%
Nonperforming loans to total assets	0.65%	0.76%	0.99%	0.92%	1.75%
Net chargeoff percentage (annualized)	0.07%	0.17%	0.30%	1.58%	0.89%
Allowance for loan losses to nonperforming loans	221.83%	198.73%	153.02%	169.49%	107.12%

Allowance for loan losses rollforward
	Three months ended March 31,
	2015	2014
Beginning balance	$13,905	$15,820
Chargeoffs	335	2,255
Recoveries	208	787
Net chargeoffs	127	1,468
Provision for loan losses	—	1,999
Ending Balance	$13,778	$16,351

OTHER DATA (1)

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Tangible common equity	$94,918	$92,053	$89,748	$88,089	$86,412
Return on average assets	0.69%	0.78%	0.81%	0.60%	0.17%
Return on average equity	6.87%	7.57%	7.81%	5.66%	1.67%
Net yield on earning assets	3.23%	3.46%	3.34%	3.45%	3.29%
Average loans to assets	74.37%	75.80%	73.51%	74.87%	76.04%
Average loans to deposits	89.38%	91.74%	88.19%	89.68%	90.95%
Average noninterest bearing deposits to total deposits	20.48%	20.16%	17.90%	15.83%	15.46%
Average equity to assets	9.75%	10.36%	10.37%	10.55%	10.65%
Tier 1 leverage ratio	9.70%	8.55%	8.81%	8.79%	8.76%
Common equity tier 1 capital ratio	11.47%	n/a	n/a	n/a	n/a
Tier 1 capital ratio	11.47%	10.27%	10.85%	10.52%	9.61%
Total capital ratio	15.08%	15.28%	14.64%	14.44%	13.37%

(1) The March 31, 2015 capital ratios are calculated under the Basel III capital rules that became effective on January 1, 2015. Prior period capital ratios were calculated under the prompt corrective action capital rules that were in effect for those periods.

OTHER NON-GAAP MEASURES

Pre-tax core net operating income
(Dollars in thousands)

	Three months ended
	March 31, 2015	December 31, 2014		September 30, 2014		June 30, 2014	March 31, 2014

Pre-tax net income	$2,473	$2,698		$3,159	$737	$2,027	$737
Gain on sale of investment securities	21	466	466	407		38	—
Gain on sale of foreclosed asset	—	—		—		—	19
Pre-tax core net operating income	$2,452	$2,232		$2,752		$1,989	$737

* This is a non-GAAP financial measure. The Company’s management believes the presentation of pre-tax core net operating income provides investors with a greater understanding of the Company’s operating results, in addition to the results measured in accordance with GAAP.